Exhibit 10.4

SINO-GLOBAL SHIPPING AMERICA, LTD.

November 1, 2021

Via Email

Dear Mr. Heng Wang：

This letter shall confirm our discussions pursuant to which you have indicated your willingness to serve as a Class I director on the Board of Directors of Sino-Global Shipping America, Ltd. (the “Company”), Chairperson of the Nominating/Corporate Governance Committee, a member of the Audit Committee and a member of the Compensation Committee, effective the date herein, until the next annual shareholders meeting or your earlier resignation or the removal pursuant to the Company’s by-laws.

Our company compensates our non-employee directors for all services they perform as a director of our company, including attendance at Board of Directors meetings and service as members of committees of the Board of Directors to which they are appointed. The details of such compensation are:

1.	an annual compensation of $20,000;

2.	eligible to participate in the Company’s Stock Incentive Plan, and to be compensated at the same level of other independent directors’ of the Company.

You would also be reimbursed for all of your out-of-pocket expenses in traveling to and attending meetings of the Board of Directors and committees on which you would serve.

You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to the undersigned. By signing this letter agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Very truly yours,

SINO-GLOBAL SHIPPING AMERICA, LTD.

By:	/s/ Jing Wang
Jing Wang

I have read and accept and agree to the above terms of employment:

By:	/s/ Heng Wang
Heng Wang